Exhibit 99.1

Investor Relations: Charles Messman or Todd Kehrli MKR Group	Media: Sean Carney Dukas PR
(323) 468-2300	(646) 808-3610
tnxi@mkr-group.com	sean@dukaspr.com

Telanetix Reports Third Quarter 2009 Results

Core Voice Revenues Increase 16% To $5.3 Million Over Last Year

BELLEVUE, WA – November 11, 2009 - Telanetix, Inc. (OTC BB: TNXI), a leading communications solutions provider offering next generation voice services and solutions to the business market, today reported financial results for its third quarter ended September 30, 2009.

Financial Highlights for the Third Quarter
•	Revenue was $8.1 million compared to $7.6 million in the preceding quarter, and $8.5 million in the third quarter of 2008.
•	Core Voice Revenues increased 16% to $5.3 over the third quarter last year.
•	Voice revenue increased to $7.2 million from $6.8 million in third quarter of last year.
•	Video revenue was $0.9 million, compared to $1.7 million in the third quarter of last year.
•
Adjusted EBITDA for the quarter improved to a loss of $61,000, compared to a loss of $138,000 reported in the third quarter of last year. The continued improvements in Adjusted EBITDA primarily reflect the company’s cost controls.

•	Gross profit was $4.3 million, or 52.9% of revenue, which compared to $4.5 million, or 53.1% of revenue for the third quarter of last year.
o	Voice gross margins were 58.6%, compared to 59.3% in the third quarter of 2008.
o	Video gross margins were 9.1%, compared to 28.5%in the third quarter of 2008 reflecting the decline in revenues during the quarter.
•
Total operating expenses were $7.2 million compared to $6.5 million.  The increase was primarily due to increased advertising costs and a $1.4 million non-cash charge for impairment of intangibles and offset by lower general and administrative and research and development expenses.

•	Net income for the quarter was $78,000, or $0.00 cents per share, that compared to a net loss of $619,000 or $0.02 cents per share in the third quarter of 2008.
•	Monthly customer churn rate for the quarter remained very strong at 2.4%.

The figures for Adjusted EBITDA are non-GAAP financial measure. Management believes certain non-GAAP measures provide relevant and meaningful measures by which investors can evaluate the business. EBITDA is defined as earnings or loss before interest, income taxes, depreciation and amortization, and the company defines Adjusted EBITDA as EBITDA adjusted for non-cash items including stock-based and warrant compensation, charges related to changes in fair market value of warrant and beneficial conversion feature liabilities.  Reconciliation can be found at the end of this release.

Management Comments
“I am pleased with the progress we made during the quarter and with the overall  improvements in operation of the company” said Doug Johnson, CEO of Telanetix. “We saw continued growth of our next generation Digital Phone Service, or DPS, which doubled its installed base during the quarter, and recently launched a new Cordless Phone to our product suite, giving customers a full range of functionality.”

Mr. Johnson continued, “We also signed and expanded key strategic relationships during the quarter, extending our contract with a large SIP Trunking customer in CallSource, and also signed on a new channel partner with Beneplace as we work to build our footprint in the small business marketplace.”

Third Quarter & Nine Months Business Summary
Telanetix reported revenues of $8.1 million for the third quarter of 2009, down 4.7% compared to $8.5 million reported in the same quarter of last year. The decline came in Video revenue, while Voice increased 5.6% over third quarter 2008.

The company reported net income of $0.08 million, or $0.00 per share, for the quarter compared to a net loss of $0.6 million, or a net loss of $0.02 per share for the third quarter of 2008. The net income for the quarter included $0.8 million expense for interest and a $3.8 million credit for fair market valuation of warrants and beneficial conversion feature liabilities and a $1.4 million charge for impairment of intangibles. The net loss in third quarter of 2008 included $1.5 million expense for interest and a, $2.8 million credit for fair market valuation of warrants and beneficial conversion feature liabilities.

For the nine months ended September 30, 2009, total revenue was $24.2 million, compared to $24.2 million reported in the same period last year. The company reported a net loss $9.2 million, or a loss of $0.29 per share, compared to a net loss of $6.0 million, or a loss of $0.24 per share for the same period last year.

The net loss for the first nine months in 2009 included $3.3 million expense for interest and a $0.2 million credit for warrant and beneficial conversion feature liabilities and a $1.4 million impairment of intangibles. Net loss for the nine months of 2008 included a $4.5 million expense for interest, a $11.6 million credit for fair market valuation of warrants and beneficial conversion feature liabilities and Series A preferred stock dividends and accretion of $3.2 million.

Total cash and cash equivalents were $1.0 million on September 30, 2009 which was in line with company expectations.

Conference Call Information
Management will conduct a conference call at 1:30 PT/4:30 pm ET on November 11, 2009 to discuss the company’s third quarter 2009 results.  To access the call in the United States, dial 800-510-9834 to dial-in internationally, dial 617-614-3669 and enter passcode: 74013188.  The call will also be broadcast live over the Internet and will be available for replay for 90 days at www.telanetix.com. A telephone replay will be available two hours after the call through November 15, 2009 by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers. All parties will need the following replay pass code 84247773.

About Telanetix, Inc.
Telanetix is a leading communications solutions provider offering next generation voice services and video telepresence solutions to the business market.  Telanetix solutions meet the real-world communications demands of its customers with powerful, cost effective industry-leading communication solutions. The company's voice offerings, marketed under the "AccessLine" brand, give business customers a flexible, easy to use, cost effective alternative to today’s traditional phone service, offering flexible calling solutions, a simpler installation experience, and a greater range of support options than traditional telecom providers. The company's video telepresence offering, marketed under the Telanetix Digital Presence™ brand, creates fully immersive and interactive meeting environments that incorporate voice, video and data from multiple locations into a single environment.  Additional information may be found at the Telanetix corporate website, www.telanetix.com.

Safe Harbor Statement
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

-Tables to Follow -

TELANETIX, INC.
Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets
Cash	$1,015,699	$975,137
Accounts receivable, net	2,172,990	3,591,859
Inventory	681,265	556,321
Prepaid expenses and other current assets	573,417	568,242
Total current assets	4,443,371	5,691,559
Property and equipment, net	4,185,309	5,178,194
Goodwill	7,044,864	7,821,728
Purchased intangibles, net	13,928,337	16,233,337
Other assets	947,250	983,098
Total assets	$30,549,131	$35,907,916
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,896,173	$2,456,706
Accrued liabilities	2,985,597	2,954,312
Accrued interest	—	888,242
Deferred revenue	1,130,546	1,021,389
Current portion of capital lease obligations	714,118	939,603
Warrant and beneficial conversion feature liabilities	7,609,987	5,398,724
Total current liabilities	15,336,421	13,658,976
Non-current liabilities
Accrued interest	2,367,556	---
Capital lease obligations, net of current portion	528,718	814,052
Deferred revenue	231,629	188,134
Convertible debentures, less current portion	17,900,109	20,302,430
Total non-current liabilities	21,028,012	21,304,616
Total liabilities	36,364,433	34,963,592
Stockholders' equity (deficit)
Common stock, $.0001 par value; Authorized: 300,000,000 shares;
Issued and outstanding: 31,768,320 at September 30, 2009 and 31,384,374 at December 31, 2008	3,177	3,139
Additional paid in capital	34,123,454	33,211,274
Warrants	1,551,802	10,000
Accumulated deficit	(41,493,735)	(32,280,089)
Total stockholders' equity (deficit)	(5,815,302)	944,324
Total liabilities and stockholders' equity	$30,549,131	$35,907,916

TELANETIX, INC.
Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues	$8,094,924	$8,497,585	$24,246,797	$24,152,881

Cost of revenues	3,813,407	3,981,703	11,417,004	12,502,054

Gross profit	4,281,517	4,515,882	12,829,793	11,650,827

Operating expenses
Selling and marketing	1,786,170	1,723,483	5,181,554	5,188,653
General and administrative	2,030,313	2,689,045	6,453,861	9,682,377
Research, development and engineering	1,068,511	1,266,947	3,349,200	4,311,155
Depreciation	275,638	230,733	826,141	635,930
Amortization of purchased intangibles	585,000	584,999	1,755,000	1,754,997
Impairment of intangibles	1,413,435	—	1,413,435	—
Total operating expenses	7,159,067	6,495,207	18,979,191	21,573,112

Operating loss	(2,877,550)	(1,979,325)	(6,149,398)	(9,922,285)

Other income (expense)
Interest income	67	283	523	17,076
Interest expense	(799,688)	(1,480,689)	(3,289,654)	(4,469,134)
Change in fair market value of derivative liabilities	3,755,578	2,840,233	224,883	11,572,985
Total other income (expense)	2,955,957	1,359,827	(3,064,248)	7,120,927

Net income (loss)	78,407	(619,498)	(9,213,646)	(2,801,358)
Series A preferred stock dividends, accretion and increase in stated value	—	—	—	(3,178,003)
Net income (loss) applicable to common stockholders	$78,407	$(619,498)	$(9,213,646)	$(5,979,361)

Net income (loss) per share - basic	$0.00	$(0.02)	$(0.29)	$(0.24)

Net income (loss) per share – diluted	$0.00	$(0.02)	$(0.29)	$(0.24)

Weighted average shares outstanding – basic	31,667,906	27,854,837	31,402,501	25,266,459

Weighted average shares outstanding - diluted	31,667,906	27,854,837	31,402,501	25,266,459

TELANETIX, INC.
Supplemental Table of Revenue Breakdown

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Voice and Network Solutions	$7,165,501	$6,786,712	$21,094,655	$19,388,090
Video Solutions	929,423	1,710,873	3,152,142	4,764,791
Total	$8,094,924	$8,497,585	$24,246,797	$24,152,881

TELANETIX, INC.
Net Loss to EBITDA Reconciliation

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Adjusted EBITDA (earnings release purposes only)
Net Profit / (Loss)	$78,407	$(619,498)	$(9,213,646)	$(2,801,358)
Depreciation and amortization of purchased intangibles	1,133,777	1,065,764	3,401,538	3,115,641
Impairment of Intangibles	1,413,435		1,413,435
Interest expense	799,621	1,480,406	3,289,131	4,452,058
EBITDA	3,425,240	1,926,672	(1,109,542)	4,766,341
Adjustments for certain non-cash expenses:
Change in fair market value of warrant and beneficial conversion feature liabilities	(3,755,578)	(2,840,233)	(224,883)	(11,572,985)
Stock and warrant compensation	269,032	775,290	825,647	3,636,025
Adjusted EBITDA	$(61,306)	$(138,271)	$(508,778)	$(3,170,619)